UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2012

GT ADVANCED TECHNOLOGIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

As announced on November 18, 2011, GT Advanced Technologies Inc. (the “Company”) entered into a master confirmation agreement and a transaction confirmation agreement (collectively, the “Agreement”) with UBS AG, London Branch (“UBS”) to effect an accelerated repurchase of $75 million of the Company’s common stock.  The shares are being repurchased as part of the Company’s previously announced $100 million share repurchase authorization.

Pursuant to the Agreement, on November 23, 2011, the Company paid $75.0 million to UBS and received 7,822,686 shares of its common stock.

The ASR was scheduled to be completed no later than March 23, 2012.  UBS, however, had the option to deliver shares prior to the completion date and to accelerate the completion date. UBS exercised its ability to deliver shares prior to completion date, and delivered 900,000 shares of Company common stock to the Company on March 5, 2012.  UBS also exercised its ability to accelerate the completion date and, on March 8, 2012, UBS delivered to the Company 715,593 shares of common stock.  The effective per share repurchase price under the Agreement was $7.95 based on the volume-weighted average share price of the Company’s common stock, less a discount, during the ASR period.  All of the shares received by the Company under the Agreement were cancelled and retired upon receipt by the Company.

As of March 9, 2012, subsequent to each of the foregoing transfers, the Company had approximately 118.3 million shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ HOIL KIM
Date: March 12, 2012	Hoil Kim
Vice President, Chief Administrative Officer and General Counsel